Exhibit 1.2

NOMINATION AGREEMENT

This Nomination Agreement, dated as of December 16, 2013 (this “Agreement”), is made by and among Viggle Inc., a Delaware corporation (the “Company”) and the undersigned stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”).

WHEREAS the Company and Wetpaint.com, Inc. a Delaware corporation (“Wetpaint”), entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Viggle Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) merged with and into Wetpaint, with Wetpaint continuing as the surviving entity (the “Merger”); and

WHEREAS, it is a condition to the closing of the Merger that the Company and Stockholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound by this Agreement, the Company and the Stockholders agree as follows:

1. Definitions.   Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Bylaws” means the Amended and Restated Bylaws of the Company.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.

“Common Stock” means shares of common stock, par value $0.001 per share, of the Company.

“Majority Stockholders” means those Stockholders owning a majority of the aggregate shares of Capital Stock owned beneficially and of record by all Stockholders.

“Preferred Stock” means any shares of preferred, par value $0.001, per share of the Company that may be issued by the Company pursuant to the Certificate of Incorporation.

2. Board and Nomination Matters.  For as long as the Stockholders, in the aggregate, own beneficially and of record at least fifty percent (50%) of the shares they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like), and subject to compliance with any federal or state securities laws (and, in the event the Company’s securities are listed on a national securities exchange, the listing requirements of such national securities exchange), upon the request of the Majority Stockholders, the Company shall nominate one (1) individual designated by the Majority Stockholders for election to the Board of Directors of the Company (the “Board”, and such individual, a “Board Nominee”) in each of the Company’s proxy statements for its annual meetings of stockholders; provided, that, such individual shall not be an employee of the Company or Wetpaint at the time of such nomination.  Immediately following the appointment to the Board of an individual designated pursuant to this Section 2, the Company shall (i) add such designee as a covered party under the Company’s current director and officer insurance policy, and (ii) deliver to such designee an indemnification agreement, duly executed by the Company and in the same form entered into by the Company with each of the Company’s other directors.  The Company shall take or cause to be taken all lawful actions necessary to ensure at all times that its Certificate of Incorporation and Bylaws are not, at any time, inconsistent with the provisions of this Agreement.

3. Observer Rights.  For as long as (i) the Stockholders, in the aggregate, own beneficially and of record at least fifty percent (50%) of the shares they actually received in connection with the Merger (as adjusted for stock splits, dividends, combinations, recapitalizations and the like) and (ii) a Board Nominee is not a member of the Board, the Company shall invite a representative designated by the Majority Stockholders (provided, that, such individual shall not be an employee of the Company or Wetpaint at the time of such nomination) to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

4. Miscellaneous.

4.1 Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

4.2 Venue.  Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

4.3 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.4 Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

4.5 Successors and Assigns.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be enforceable by, the successors and assigns of the parties hereto.

4.6 No Third-Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

4.7 Entire Agreement.  This Agreement constitutes constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

4.8 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, with confirmation of delivery, upon confirmation of delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Company, to:

Viggle Inc.
902 Broadway, 11th Floor
                                                New York, NY 10010
Attention: Robert F.X. Sillerman,
                 Chief Executive Officer
Facsimile: (646) 349-5988

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention:   Dennis Block, Esq.
                     Margaret Butler, Esq.
Facsimile:   (212) 805-5555
                    (212) 805-9284

If to a Stockholder, to the address set forth in the Registration Rights Agreement.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 4.8.

4.9 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

4.10 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Majority Stockholders, or, in the case of a waiver, by the party against whom the waiver is to be effective.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto.

4.11 Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.12 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

4.13 Titles and Subtitles; Interpretation.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VIGGLE INC.

By:	/s/ Greg Consiglio
Greg Consiglio
President & COO

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ACCEL IX L.P.

By:	Accel IX Associates L.L.C
Its General Partner

By:	Richard Zamboldi
Richard Zamboldi
Attorney in Fact

ACCEL IX STRATEGIC PARTNERS L.P.

By:	Accel IX Associates L.L.C
Its General Partner

By:	Richard Zamboldi
Richard Zamboldi
Attorney in Fact

ACCEL INVESTORS 2007 L.L.C.

By:	Richard Zamboldi
Richard Zamboldi
Attorney in Fact

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TRINITY VENTURES VIII, L.P.,
A California Limited Partnership
By:	TRINITY TVL VIII, LLC,
a California limited liability company

By:	Augustus O. Tai
Augustus O. Tai
Member

TRINITY VIII SIDE-BY-SIDE FUND, L.P.,
A California Limited Partnership

By:	TRINITY TVL VIII, LLC,
a California limited liability company

By:	Augustus O. Tai
Augustus O. Tai
Member

TRINITY VIII ENTERPRENEURS, L.P.,
A California Limited Partnership

By:	TRINITY TVL VIII, LLC,
a California limited liability company

By:	Augustus O. Tai
Augustus O. Tai
Member

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FRAZIER TECHNOLOGY VENTURES II, LP
By:	FTVMII, LP, its general partner
Frazier Technology Management, LLC, its general partner
Its General Partner

By:	Len Jordan
Len Jordan
Managing Member

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DAG VENTURES III-QP, L.P.
By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director

DAG VENTURES III, L.P.

By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director

DAG VENTURES GP FUND III, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director

DAG VENTURES III-A, LLC

By:	DAG Ventures Management III, LLC
Its General Partner

By:	John Cadeddu
John Cadeddu
Managing Director